UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 6, 2009 (December 31, 2008)

GOLDLEAF FINANCIAL SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Tennessee

000-25959

62-1453841

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

350 Technology Parkway, Suite 200, Norcross, Georgia 30071

(Address of Principal Executive Offices)

678-966-0844

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On December 31, 2008, pursuant an Asset Purchase Agreement of the same date by and between Goldleaf Financial Solutions, Inc. (“Goldleaf”) and Integrated Bank Technology, Inc. (“IBT”), Goldleaf completed the sale to IBT of substantially all of the assets comprising Goldleaf’s business relating to its Retriever core processing product, its WinTELLER product, its outsourced item processing center located in Denver, Colorado, and certain other assets related to the foregoing (the “Divested Business”).  The total consideration for the Divested Business is estimated to be up to approximately one times its 2008 revenue, consisting of the sum of (i) $250,000, subject to a net working capital adjustment, and (ii) an earnout based on the anticipated gross revenues derived from the assumed contracts of the Divested Business over the four years subsequent to the closing.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Scott Meyerhoff, Goldleaf’s executive vice president of Finance and Strategy, has notified Goldleaf of his intention to resign his position effective January 5, 2009.  Mr. Meyerhoff will remain with Goldleaf through January 31, 2009 to finalize the transition of his remaining duties to Dan Owens, Goldleaf’s chief financial officer and executive vice president of Finance.

Item 8.01.  Other Events.

On January 6, 2009, Goldleaf issued the press release attached hereto as Exhibit 99.1 and incorporated herein by reference.  The press release describes the sale of the Divested Business, the resignation of Mr. Meyerhoff, and various other strategic initiatives and updates.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits

Number	Exhibit

99.1	Press Release dated January 6, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDLEAF FINANCIAL SOLUTIONS, INC.

By:	/s/ Scot Kees
Name:	Scot Kees
Title:	General Counsel

Date:       January 6, 2009